                                        [logo] INSCI-
                                        STATEMENTS.COM

                                        Two Westborough Business Park
                                        Westborough, MA 01581
                                        (508)870-4000 - FAX: (508)870-5585


FOR IMMEDIATE RELEASE DECEMBER 20, 1999
Contact:          Allen & Caron Inc         or                INSCI Corp
                   Mark Alvino (investors)                    Roger Kuhn, CFO
                   212-698-1360                               508-870-4000
                   mark@allencaron.com                        rkuhn@insci.com
                   Kari Rinkeviczie (media)
                   616-647-0780
                   acikari@aol.com

INSCI-STATEMENTS.COM ANNOUNCES $2.4 MILLION PRIVATE PLACEMENT OF COMMON SHARES

WESTBOROUGH, MA (December 20, 1999) . . . . insci-statements.com (Nasdaq: INSI), a provider of Internet-based and on-site solutions for statement/bill presentment services and digital document storage, workflow, and electronic commerce, today announced the completion of the sale of 803,000 shares of the Company's Common Stock in a private equity financing for a total of approximately $2.4 million. The shares were purchased by a single investor, The Tail Wind Fund Ltd., an investor worldwide in emerging growth companies. The transaction included the issuance of 281,000 warrants priced at a 44 percent premium to the purchase price of the Common Stock. Representatives of Dominick & Dominick Inc. of New York City acted as advisors for the transaction.


According to insci-statements.com Vice President and Chief Financial Officer Roger Kuhn, proceeds from the transaction will be used for general working capital purposes and to help finance the Company's sales, marketing and product development efforts.

ABOUT INSCI-STATEMENTS.COM

insci-statements.com is a leading provider of statement/bill portal services and digital document storage, workflow, and electronic commerce solutions. The company's portal services and software solutions are designed to help customers become more competitive, streamline business processes, improve customer service, and take advantage of new technological developments to drive revenues. For more information about insci-statements.com, visit its home page on the Internet at www.insci.com. For additional investor relations information visit the Allen & Caron Inc Web site at www.allencaron.com

INSCI is a registered mark and insci-statements.com and COINSERV are trademarks of INSCI Corp.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    # # # #